EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Third Quarter 2024 Results and Updates Full-Year Guidance
KANSAS CITY, Mo, October 30, 2024 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for the three and nine months ended September 30, 2024.
CTOS Third-Quarter Highlights
•Total revenue of $447.2 million, an increase of $24.2 million, or 5.7%, compared to the second quarter of 2024
•Gross profit of $91.8 million, an increase of $2.6 million, or 2.9%, compared to the second quarter of 2024
•Adjusted Gross Profit of $137.8 million, an increase of $3.9 million, or 2.9%, compared to the second quarter of 2024
•Net loss of $17.4 million, a decrease of $7.1 million, or 28.9%, compared to the second quarter of 2024
•Adjusted EBITDA of $80.2 million, a 0.2% increase compared to the second quarter of 2024
•Increased Average OEC on rent by $38.0 million, or 3.6% compared to the second quarter of 2024
•Upsized ABL revolving credit facility limit by $200 million, to $950 million, with extended maturity to 2029

“In the third fiscal quarter, we achieved sequential improvement in net income and a slight increase in Adjusted EBITDA. As discussed in our recent earnings calls, our core T&D markets experienced a slowdown over recent quarters, which particularly impacted our ERS segment. However, this decline has proven to be temporary, and we observed significant improvements in the third quarter, which have continued into the fourth quarter. Through late October, OEC on rent has increased by over $200 million, or 20%, since the end of the second quarter. While a portion of this growth can be attributed to our customers’ recovery and restoration work associated with recent weather events, the majority stems from non-storm-related work in our core T&D and vocational end-markets. We are optimistic about fiscal 2025 and believe we are well-positioned to benefit from secular tailwinds driven by AI and data center investments, electrification, and utility grid upgrades,” said Ryan McMonagle, Chief Executive Officer of CTOS. “We continue to see strong demand in our infrastructure, rail, and telecom end-markets, all of which contributed to our TES segment performance. Segment sales increased by 12.6% this quarter and over 8% year-to-date, building on nearly 30% growth in fiscal 2023. Our sales backlog has returned to a more normalized level of just under five months, which is within our desired range of four to six months, as OEM production and overall supply chains improve,” McMonagle added.

Summary Actual Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$108,324	$118,209	$317,492	$358,666	$102,997
Equipment sales	305,476	283,079	863,711	886,486	285,633
Parts sales and services	33,420	33,065	100,337	98,194	34,383
Total revenue	447,220	434,353	1,281,540	1,343,346	423,013
Gross Profit	$91,829	$107,156	$271,805	$327,436	$89,267
Adjusted Gross Profit[1]	$137,785	$149,625	$406,090	$453,851	$133,852
Net Income (Loss)	$(17,416)	$9,180	$(56,229)	$34,590	$(24,478)
Adjusted EBITDA[1]	$80,205	$100,185	$237,637	$308,568	$80,056
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools, and other supplies to our customers, as well as our aftermarket repair service operations.

Equipment Rental Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$105,317	$114,929	$309,304	$346,545	$100,699
Equipment sales	45,574	52,175	116,026	195,005	37,712
Total revenue	150,891	167,104	425,330	541,550	138,411
Cost of rental revenue	29,415	29,613	88,496	90,014	29,281
Cost of equipment sales	33,975	37,828	83,865	148,711	25,792
Depreciation of rental equipment	44,964	41,652	131,242	123,969	43,581
Total cost of revenue	108,354	109,093	303,603	362,694	98,654
Gross profit	$42,537	$58,011	$121,727	$178,856	$39,757
Truck and Equipment Sales

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Equipment sales	$259,902	$230,904	$747,685	$691,481	$247,921
Cost of equipment sales	218,012	191,084	620,240	571,592	205,526
Gross profit	$41,890	$39,820	$127,445	$119,889	$42,395
Aftermarket Parts and Services

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$3,007	$3,280	$8,188	$12,121	$2,298
Parts and services revenue	33,420	33,065	100,337	98,194	34,383
Total revenue	36,427	36,345	108,525	110,315	36,681
Cost of revenue	28,033	26,203	82,849	79,178	28,562
Depreciation of rental equipment	992	817	3,043	2,446	1,004
Total cost of revenue	29,025	27,020	85,892	81,624	29,566
Gross profit	$7,402	$9,325	$22,633	$28,691	$7,115
Summary Combined Operating Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Ending OEC(a) (as of period end)	$1,493,799	$1,465,989	$1,493,799	$1,465,989	$1,457,955
Average OEC on rent(b)	$1,082,679	$1,155,598	$1,064,188	$1,191,293	$1,044,683
Fleet utilization(c)	73.2%	78.9%	72.7%	81.3%	71.7%
OEC on rent yield(d)	38.4%	40.8%	39.2%	39.8%	40.0%
Sales order backlog(e) (as of period end)	$395,603	$779,295	$395,603	$779,295	$478,244
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
Consolidated total revenue increased on a sequential quarter basis by $24.2 million, to $447.2 million, driven by higher levels of new truck sales and equipment on rent. Compared to the third quarter of 2023, total revenue increased by 3.0%. Rental revenue for the third quarter of 2024 decreased 8.4% to $108.3 million, compared to $118.2 million in the third quarter of 2023. Equipment sales increased 7.9% in the third quarter of 2024 to $305.5 million, compared to $283.1 million in the third quarter of 2023.
ERS segment rental revenue and used equipment sales revenue increased by $4.6 million (4.6%) and $7.9 million (20.8%), respectively, on a sequential quarter basis, driven by improvements in equipment uptakes for transmission and distribution job starts, as well as the benefit from our customers’ storm-related work. Average OEC on rent and utilization each improved sequentially by 3.6% and 2.1%, respectively, with average OEC on rent growth of $38.0 million and average utilization improving to 73.2% in the quarter. ERS segment rental revenue in the third quarter of 2024 was $105.3 million compared to $114.9 million in the third quarter of 2023, an 8.4% decrease. Compared to the third quarter of 2023, used equipment sales decreased 12.7% in the third quarter of 2024 to $45.6 million compared to $52.2 million. ERS gross profit improved $2.8 million (7.0%) on a sequential quarter basis, to $42.5 million. Compared to the third quarter of 2023, ERS gross profit declined from $58.0 million to $42.5 million. Adjusted Gross Profit improved sequentially to $87.5 million compared to $83.3 million.
TES segment revenue increased by $12.0 million (4.8%) on a sequential quarter basis to $259.9 million. Compared to the third quarter of 2023, revenue in our TES segment in the third quarter of 2024 increased 12.6%. This increase was driven primarily by robust demand for our products in the forestry and utility end-markets. Gross profit increased by 5.2% to $41.9 million in the third quarter of 2024 compared to $39.8 million in the third quarter of 2023. TES saw a reduction in backlog of 49% to $395.6 million compared to the third quarter of 2023, primarily as a result of the impact of an improved supply chain and availability of most products. As of the end of the third quarter, our new sales backlog represented approximately 4.6 months of new equipment sales, which is in our historical normal range of four to six months.
APS segment revenue in the third quarter of 2024 was $36.4 million, essentially flat on a sequential quarter basis and also compared to $36.3 million in the third quarter of 2023. Gross profit margin was 20.3% in the third quarter of 2024, a slight improvement on a sequential quarter basis but a decrease from 25.7% in the third quarter of 2023. APS gross margin in the third quarter of 2024 continued to be negatively impacted by lower levels of tools and accessories rentals and higher costs of materials.
Net loss was $17.4 million in the third quarter of 2024, compared to net loss of $24.5 million in the second quarter of 2024. Comparing the third quarter of 2024 net loss to net income of $9.2 million for the third quarter of 2023, the decrease is primarily due to decreased gross profit and higher interest expense on variable-rate debt and variable-rate floor plan liabilities.
Adjusted EBITDA for the third quarter of 2024 was $80.2 million, a slight improvement of 0.2% on a sequential quarter basis. Compared to the third quarter of 2023, the 19.9% decrease from $100.2 million was largely driven by a decline in rental revenue as a result of the year-over-year decrease in OEC on rent and utilization, as well as lower used equipment sales in our ERS segment. Adjusted EBITDA also decreased due to higher costs associated with variable-rate floorplan liabilities as a result of higher interest rates and inventory levels.
As of September 30, 2024, cash and cash equivalents was $8.4 million, Total Debt outstanding was $1,589.6 million, Net Debt was $1,581.1 million and Net Leverage Ratio was 4.44x. During the quarter, the Company amended the senior secured credit facility to increase the borrowing capacity from $750.0 million to $950.0 million, and extend the maturity date of the agreement from April 1, 2026 to August 9, 2029. Availability under the senior secured credit facility was $319.0 million as of September 30, 2024, and based on our borrowing base, we have an additional $190.9 million of suppressed availability that we can potentially utilize by upsizing our existing facility. For the three months ended September 30, 2024, Ending OEC increased by $35.8 million. During the three months ended September 30, 2024, CTOS purchased $5.5 million of its common stock.

OUTLOOK
We are updating our full-year revenue and Adjusted EBITDA1, 4 guidance for 2024. Since the end of the second quarter of 2024, we have seen an increase in OEC on rent of over $200 million, or 20%, as of late October, as we have seen the previously discussed headwinds in our utility end markets abate. The improvement includes an estimated $40 million to $60 million of OEC on rent resulting from our customers’ storm-related work. However, we continue to experience some softness in our sale of used equipment that we expect will continue through the balance of the fiscal year. As a result, we are reducing the top end of our ERS revenue outlook by $15 million. Regarding TES, supply chain improvements, healthy inventory levels, and more normalized backlog levels continue to improve our ability to produce and deliver more units in 2024, albeit at a lower growth rate than experienced in fiscal 2023. Our customers continue to need our equipment but are choosing to delay certain purchase decisions influenced by both their expectation of lower interest rates to come and the uncertainty surrounding the upcoming election. As a result, we are lowering the top end of our revenue outlook by $75 million, which results in an estimated TES revenue growth for the year of 6.0% to 12.6%. While we are lowering the top end of our consolidated revenue and Adjusted EBITDA1, 4 guidance ranges for this year, we continue to believe the long-term outlook for growth in rental, used and new equipment sales demand remains strong across all of our end markets. Also, by the end of the fiscal year we now expect to deliver a net leverage ratio3, 4 that will be flat to a modest decrease from current levels, but expect further progress in fiscal 2025 towards our stated goal to achieve a net leverage ratio below 3.0x as we see the benefits of recent working capital management initiatives take hold. “We continue to have confidence in the long-term strength of our end markets and the continued execution by our teams to profitably grow our business, better serve our customers and position CTOS for future growth. As I noted last quarter, we believed that the decline in our core T&D markets was temporary, and we have seen significant signs of improvement throughout our third quarter and continuing into the fourth quarter. We continue to anticipate a return to double-digit Adjusted EBITDA1, 4 growth in 2025 and expect to generate meaningful positive levered free cash flow2, 4 and deliver improved leverage.” said Ryan McMonagle, Chief Executive Officer of CTOS.

2024 Consolidated Outlook
Revenue	$1,800	million	—	$1,890 million
Adjusted EBITDA[1,4]	$340	million	—	$350 million

2024 Revenue Outlook by Segment
ERS	$610	million	—	$625 million
TES	$1,050	million	—	$1,115 million
APS	$140	million	—	$150 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio for the year ending December 31, 2024 to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Levered Free Cash Flow, and Net Leverage Ratio should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 9:00 a.m. ET on October 31, 2024, to discuss its third quarter 2024 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 2976854. A replay of the call will be available until 11:59 p.m. ET, Wednesday, November 6, 2024, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 2976854.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of approximately 10,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, Hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.
FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain or plan for succession of our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements; we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s except per share data)	2024	2023	2024	2023
Revenue
Rental revenue	$108,324	$118,209	$317,492	$358,666	$102,997
Equipment sales	305,476	283,079	863,711	886,486	285,633
Parts sales and services	33,420	33,065	100,337	98,194	34,383
Total revenue	447,220	434,353	1,281,540	1,343,346	423,013
Cost of Revenue
Cost of rental revenue	29,439	29,874	88,559	91,754	29,295
Depreciation of rental equipment	45,956	42,469	134,285	126,415	44,585
Cost of equipment sales	251,987	228,912	704,105	720,303	231,318
Cost of parts sales and services	28,009	25,942	82,786	77,438	28,548
Total cost of revenue	355,391	327,197	1,009,735	1,015,910	333,746
Gross Profit	91,829	107,156	271,805	327,436	89,267
Operating Expenses
Selling, general and administrative expenses	54,630	56,955	168,322	171,974	55,697
Amortization	6,696	6,698	19,966	19,976	6,692
Non-rental depreciation	3,472	2,602	9,752	7,973	3,360
Transaction expenses and other	3,994	2,890	14,684	10,039	5,844
Total operating expenses	68,792	69,145	212,724	209,962	71,593
Operating Income	23,037	38,011	59,081	117,474	17,674
Other Expense
Interest expense, net	43,875	34,144	124,191	94,945	42,401
Financing and other expense (income)	(2,818)	(5,745)	(9,399)	(14,744)	(3,319)
Total other expense	41,057	28,399	114,792	80,201	39,082
Income (Loss) Before Income Taxes	(18,020)	9,612	(55,711)	37,273	(21,408)
Income Tax Expense (Benefit)	(604)	432	518	2,683	3,070
Net Income (Loss)	$(17,416)	$9,180	$(56,229)	$34,590	$(24,478)

Net Income (Loss) Per Share
Basic	$(0.07)	$0.04	$(0.24)	$0.14	$(0.10)
Diluted	$(0.07)	$0.04	$(0.24)	$0.14	$(0.10)

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	September 30, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$8,438	$10,309
Accounts receivable, net	176,037	215,089
Financing receivables, net	11,992	30,845
Inventory	1,200,925	985,794
Prepaid expenses and other	13,573	23,862
Total current assets	1,410,965	1,265,899
Property and equipment, net	161,023	142,115
Rental equipment, net	975,129	916,704
Goodwill	705,282	704,011
Intangible assets, net	259,497	277,212
Operating lease assets	50,126	38,426
Other assets	17,918	23,430
Total Assets	$3,579,940	$3,367,797
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$88,744	$117,653
Accrued expenses	58,405	73,847
Deferred revenue and customer deposits	20,059	28,758
Floor plan payables - trade	428,756	253,197
Floor plan payables - non-trade	493,786	409,113
Operating lease liabilities - current	7,225	6,564
Current maturities of long-term debt	1,458	8,257
Total current liabilities	1,098,433	897,389
Long-term debt, net	1,567,103	1,487,136
Operating lease liabilities - noncurrent	44,258	32,714
Deferred income taxes	32,637	33,355
Total long-term liabilities	1,643,998	1,553,205
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(87,580)	(56,524)
Additional paid-in capital	1,547,303	1,537,553
Accumulated other comprehensive loss	(8,137)	(5,978)
Accumulated deficit	(614,102)	(557,873)
Total stockholders' equity	837,509	917,203
Total Liabilities and Stockholders' Equity	$3,579,940	$3,367,797

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(in $000s)	2024	2023
Operating Activities
Net income (loss)	$(56,229)	$34,590
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	173,271	162,084
Amortization of debt issuance costs	4,627	4,221
Provision for losses on accounts receivable	9,541	4,522
Share-based compensation	8,748	10,312
Gain on sales and disposals of rental equipment	(34,702)	(48,392)
Change in fair value of derivative and warrants	(527)	(2,409)
Deferred tax expense (benefit)	(718)	1,959
Changes in assets and liabilities:
Accounts and financing receivables	12,980	21,978
Inventories	(213,468)	(290,302)
Prepaids, operating leases and other	11,390	6,143
Accounts payable	(27,219)	42,707
Accrued expenses and other liabilities	(14,628)	3,620
Floor plan payables - trade, net	175,559	58,295
Customer deposits and deferred revenue	(8,691)	(12,034)
Net cash flow from operating activities	39,934	(2,706)
Investing Activities
Acquisition of business, net of cash acquired	(6,015)	—
Purchases of rental equipment	(278,507)	(289,984)
Proceeds from sales and disposals of rental equipment	155,788	177,623
Purchase of non-rental property and cloud computing arrangements	(36,149)	(33,251)
Net cash flow for investing activities	(164,883)	(145,612)
Financing Activities
Proceeds from debt	4,200	13,537
Share-based payments	(1,451)	387
Borrowings under revolving credit facilities	168,069	111,057
Repayments under revolving credit facilities	(92,569)	(56,377)
Repayments of notes payable	(7,946)	(6,674)
Finance lease payments	—	(2,682)
Repurchase of common stock	(28,984)	(19,936)
Acquisition of inventory through floor plan payables - non-trade	490,195	571,062
Repayment of floor plan payables - non-trade	(405,522)	(467,707)
Payment of debt issuance costs	(3,213)	(110)
Net cash flow from financing activities	122,779	142,557
Effect of exchange rate changes on cash and cash equivalents	299	194
Net Change in Cash and Cash Equivalents	(1,871)	(5,567)
Cash and Cash Equivalents at Beginning of Period	10,309	14,360
Cash and Cash Equivalents at End of Period	$8,438	$8,793

	Nine Months Ended September 30,
(in $000s)	2024	2023
Supplemental Cash Flow Information
Interest paid	$105,202	$51,142
Income taxes paid	4,140	1,897
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	439	596
Rental equipment sales in accounts receivable	111	1,573

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Net income (loss)	$(17,416)	$9,180	$(56,229)	$34,590	$(24,478)
Interest expense	27,156	24,044	79,174	69,982	27,003
Income tax expense (benefit)	(604)	432	518	2,683	3,070
Depreciation and amortization	59,295	54,552	173,253	162,083	57,797
EBITDA	68,431	88,208	196,716	269,338	63,392
Adjustments:
Non-cash purchase accounting impact (1)	4,066	5,884	12,286	13,552	5,260
Transaction and integration costs (2)	3,994	2,890	14,684	10,039	5,844
Sales-type lease adjustment (3)	1,295	1,640	5,730	7,736	1,961
Share-based payments (4)	2,419	2,843	8,748	10,312	3,599
Change in fair value of warrants (5)	—	(1,280)	(527)	(2,409)	—
Adjusted EBITDA	$80,205	$100,185	$237,637	$308,568	$80,056
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Equipment sales	$(3,701)	$(12,760)	$(8,273)	$(56,535)	$(1,554)
Cost of equipment sales	4,111	11,714	8,162	54,354	1,229
Gross margin	410	(1,046)	(111)	(2,181)	(325)
Interest income	(2,766)	(4,461)	(8,791)	(12,295)	(3,283)
Rental invoiced	3,651	7,147	14,632	22,212	5,569
Sales-type lease adjustment	$1,295	$1,640	$5,730	$7,736	$1,961
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for the change in fair value of the liability for warrants.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Revenue
Rental revenue	$108,324	$118,209	$317,492	$358,666	$102,997
Equipment sales	305,476	283,079	863,711	886,486	285,633
Parts sales and services	33,420	33,065	100,337	98,194	34,383
Total revenue	447,220	434,353	1,281,540	1,343,346	423,013
Cost of Revenue
Cost of rental revenue	29,439	29,874	88,559	91,754	29,295
Depreciation of rental equipment	45,956	42,469	134,285	126,415	44,585
Cost of equipment sales	251,987	228,912	704,105	720,303	231,318
Cost of parts sales and services	28,009	25,942	82,786	77,438	28,548
Total cost of revenue	355,391	327,197	1,009,735	1,015,910	333,746
Gross Profit	91,829	107,156	271,805	327,436	89,267
Add: depreciation of rental equipment	45,956	42,469	134,285	126,415	44,585
Adjusted Gross Profit	$137,785	$149,625	$406,090	$453,851	$133,852

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Revenue
Rental revenue	$105,317	$114,929	$309,304	$346,545	$100,699
Equipment sales	45,574	52,175	116,026	195,005	37,712
Total revenue	150,891	167,104	425,330	541,550	138,411
Cost of Revenue
Cost of rental revenue	29,415	29,613	88,496	90,014	29,281
Cost of equipment sales	33,975	37,828	83,865	148,711	25,792
Depreciation of rental equipment	44,964	41,652	131,242	123,969	43,581
Total cost of revenue	108,354	109,093	303,603	362,694	98,654
Gross profit	42,537	58,011	121,727	178,856	39,757
Add: depreciation of rental equipment	44,964	41,652	131,242	123,969	43,581
Adjusted Gross Profit	$87,501	$99,663	$252,969	$302,825	$83,338

The following table presents the reconciliation of Adjusted ERS Rental Gross Profit:

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$105,317	$114,929	$309,304	$346,545	$100,699
Cost of rental revenue	29,415	29,613	88,496	90,014	29,281
Adjusted Rental Gross Profit	$75,902	$85,316	$220,808	$256,531	$71,418

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	September 30, 2024	June 30, 2024
Current maturities of long-term debt	$1,458	$3,779
Long-term debt, net	1,567,103	1,528,433
Deferred financing fees	20,992	19,527
Less: cash and cash equivalents	(8,438)	(8,059)
Net Debt	$1,581,115	$1,543,680

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	September 30, 2024	June 30, 2024
Net Debt (as of period end)	$1,581,115	$1,543,680
Divided by: LTM Adjusted EBITDA (1)	$355,999	$375,979
Net Leverage Ratio	4.44	4.11

(1) The following tables present the calculation of LTM Adjusted EBITDA for the periods ended September 30, 2024 and June 30, 2024:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	September 30, 2024	September 30, 2023	December 31, 2023	September 30, 2024
Net income (loss)	$(56,229)	$34,590	$50,712	$(40,107)
Interest expense	79,174	69,982	94,694	103,886
Income tax expense (benefit)	518	2,683	7,364	5,199
Depreciation and amortization	173,253	162,083	218,993	230,163
EBITDA	196,716	269,338	371,763	299,141
Adjustments:
Non-cash purchase accounting impact	12,286	13,552	19,742	18,476
Transaction and integration costs	14,684	10,039	14,143	18,788
Sales-type lease adjustment	5,730	7,736	10,458	8,452
Share-based payments	8,748	10,312	13,309	11,745
Change in fair value of warrants	(527)	(2,409)	(2,485)	(603)
Adjusted EBITDA	$237,637	$308,568	$426,930	$355,999

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	June 30, 2024	June 30, 2023	December 31, 2023	June 30, 2024
Net income (loss)	$(38,813)	$25,410	$50,712	$(13,511)
Interest expense	52,018	45,938	94,694	100,774
Income tax expense (benefit)	1,122	2,251	7,364	6,235
Depreciation and amortization	113,958	107,531	218,993	225,420
EBITDA	128,285	181,130	371,763	318,918
Adjustments:
Non-cash purchase accounting impact	8,220	7,668	19,742	20,294
Transaction and integration costs	10,690	7,149	14,143	17,684
Sales-type lease adjustment	4,435	6,096	10,458	8,797
Share-based payments	6,329	7,469	13,309	12,169
Change in fair value of warrants	(527)	(1,129)	(2,485)	(1,883)
Adjusted EBITDA	$157,432	$208,383	$426,930	$375,979